Exhibit 99.3

STRATEGIC CONSULTING AGREEMENT

This Strategic Consulting Agreement (this “Agreement”) is made as of February 19, 2025 (the “Effective Date”), by and between Focus Impact Partners, LLC, a Delaware limited liability company (the “Consultant”), and XCF Global Capital, Inc., a Nevada corporation (together with its direct and indirect subsidiaries, the “Company”).

WHEREAS, the Consultant, by and through its officers, employees, directors, agents, representatives, and affiliates, has expertise in the areas of corporate management, finance, investment, acquisitions, and other matters relating to the business of the Company; and

WHEREAS, the Company desires to avail itself, for the term of this Agreement, of the consulting services offered by, and the expertise of, the Consultant, in exchange for the fees described herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

1.	ENGAGEMENT

The Company hereby retains and engages the Consultant, on a non-exclusive basis, to render or cause to be rendered the consulting services described in Section 2 (such services giving rise to those fees and expenses as set forth in Section 3 of this Agreement) from time to time to the Company by and through the Consultant or its affiliated or otherwise associated entities, or their respective officers, members, partners, consultants, employees, representatives, agents and advisors (collectively, the “Consultant Affiliates”) as the Consultant, in its sole discretion, may designate from time to time.

2.	CONSULTING SERVICES

(a)          The Consultant hereby agrees to provide the Company with strategic consulting services as requested by the Company in connection with the Company’s acquisitions, divestitures and investments, capital raising, strategy, financial and business affairs, relationships with lenders, equityholders and other third-party associates or affiliates, and the expansion of its business (the “Consulting Services”); provided, that such Consulting Services will not involve Brokerage Services or Investment Advisory Services. The scope of the Consulting Services may be adjusted from time to time by mutual agreement of the parties hereto in writing.

(b)          The Consultant may, in its discretion, and on written notice to the Company, subcontract, delegate or assign all or part of its service obligations hereunder to any Consultant Affiliate or other Person or Persons which, in the reasonable view of the Consultant, are competent and qualified to provide such services.

(c)          Notwithstanding anything to the contrary contained herein, the Company and the Consultant each acknowledge that the Consultant, in performing the services pursuant to this Agreement, is providing such services solely in a third-party consultant capacity to the Company.

(d)          The Consultant shall report to the Chief Executive Officer (“CEO”) and provide monthly updates as to the progress of the Services being provided.

(e)        So long as Consultant and Consultant’s Affiliates serve as Board of Directors of the Company, the Consultant and Consultant’s Affiliates shall recuse themselves from any board discussions or votes related to their consulting agreement, including but not limited to contract renewals, fee adjustments, or performance evaluations.

(f)           The Consultant and Consultant’s Affiliates must not use confidential company information obtained through board service to benefit their consulting role.

(g)         The Consultant and Consultant’s Affiliates agree to disclose the terms of this Agreement in any and all materials required by the Securities and Exchange Commission.

(h)       The Consultant and Consultant’s Affiliates shall abide by any and all Related Party Policies of the Company either currently established or established in the future, provided that such policies shall not contravene the Agreement.

3.	FEES

In consideration for the Consulting Services to be provided by the Consultant, the Company agrees to pay or cause to be paid to the Consultant an annual fee of $1,500,000. The annual fee shall accrue and be paid in arrears in monthly installments of $125,000 and shall be due the last day of each month of each calendar year, starting with an initial payment on or prior to March 31, 2025 (pro-rated from the Effective Date through and including March 31, 2025). Notwithstanding and in addition to the foregoing, the Company agrees to pay or cause to be paid to the Consultant an additional consulting fee in connection with any acquisition, merger, consolidation, business combination, sale, divestiture, financing, refinancing, restructuring or other similar transaction for which the Consultant provides Consulting Services, the amount and terms of which shall be mutually agreed between the Consultant and the Company consistent with the market practice for such Consulting Services.

4.	REIMBURSEMENT OF EXPENSES

In addition to the fees payable under this Agreement, the Company agrees to pay or cause to be paid directly, or to reimburse or cause to be reimbursed to the Consultant or the Consultant Affiliates (at the election and direction of the Consultant or Consultant Affiliates, as applicable), for the Consultant’s and the Consultant Affiliates’ reasonable and documented out-of-pocket expenses incurred by the Consultant or the Consultant Affiliates and their respective personnel in connection with the Consulting Services. In any case, such reasonable and documented out-of- pocket expenses must be made in accordance with the Company’s expense and travel and entertainment policy. Prior to Consultant or Consultant’s Affiliates incurring such out-of-pocket expenses, Consultant and Consultant Affiliates shall seek prior written approval from the Company. All reimbursements for out-of-pocket expenses contemplated under this Section 4 shall be made in accordance with the Company’s expense reimbursement policy and upon receipt of reasonable documentation from the Consultant or the Consultant Affiliates in connection therewith.

5.	TERM

This Agreement shall commence on the Effective Date and shall continue in full force and effect for a term of three (3) years unless earlier terminated as provided herein (the “Term”); provided that this Agreement shall be automatically extended for successive one (1)-year periods at the end of each year unless either the Consultant or the Company provides a prior written notice of its desire not to automatically extend the then-current Term to the other party at least 120 days prior to the end of each year during the Term.

6.	TERMINATION

The Consultant, on the one hand, or the Company, on the other hand, may terminate this Agreement upon 90 days’ prior written notice to the other party. In the event the Company terminates this Agreement without “Cause,” the Company shall pay or cause to be paid the Consultant any and all fees that would be due and payable through the expiration of the then- current Term if this Agreement had not been so terminated. For the purpose of this Section 6, “Cause” shall mean (a) the Consultant’s material failure to perform the Consulting Services as and when requested by the Company, provided that the Company has notified the Consultant in writing of such condition within thirty (30) days of the first occurrence of such condition, and the Consultant is provided with a period of no less than thirty (30) days following such notice to cure such condition, or (b) the Consultant’s entry into an agreement for similar services with another producer of sustainable aviation fuel. The provisions of Sections 7 through 23 (inclusive) shall survive any termination of this Agreement.

7.	LIMITATION OF LIABILITY; RELEASE

(a)         The Consultant makes no representations or warranties, express or implied, in respect of the services to be provided by the Consultant or any Consultant Affiliate hereunder. In no event shall the Consultant or any Consultant Affiliate be liable to the Company for any act, alleged act, omission or alleged omission that does not constitute intentional fraud, gross negligence or willful misconduct of the Consultant as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b)         Neither the Consultant nor any of its Consultant Affiliates shall have any liability to the Company on account of (a) any advice which either the Consultant any Consultant Affiliate renders to the Company, provided such Consultant or Consultant Affiliate reasonably believed in good faith that such advice was useful or beneficial to the Company at the time it was rendered,(b) the Consultant’s inability to obtain financing or achieve other results desired by the Company, (c) a failure by either the Consultant or any Consultant Affiliate to render services to the Company at any particular time or from time to time, or (d) the failure of any transaction or financing, including for which fees were paid hereunder, to meet the financial, operating, or other expectations of the Company. In addition, neither the Consultant nor any of its Consultant Affiliates shall have any liability to the Company for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or for any third-party claims (whether based in contract, tort or otherwise), relating to, in connection with or arising out of this Agreement, including the services to be provided by the Consultant or any of its Consultant Affiliates hereunder, or for any act or omission that does not constitute fraud, gross negligence or willful misconduct as determined by a final, non- appealable determination of a court of competent jurisdiction or in excess of the fees actually received by the Consultant hereunder.

(c)        The Company hereby irrevocably and unconditionally releases and forever discharges the Consultant and the Consultant Affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, attorneys, agents and representatives from any and all liabilities, claims and causes of action in connection with the services contemplated by this Agreement or the engagement of the Consultant pursuant to, and the performance by the Consultant of the services contemplated by, this Agreement that the Company may have, or may claim to have, on or after the date hereof, except with respect to any act or omission that constitutes fraud, gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction.

8.	INDEMNIFICATION

The Company hereby agrees to defend, indemnify and hold harmless, to the fullest extent permitted by applicable law, the Consultant, the Consultant Affiliates and each of their respective general partners, managing members, owners, members, partners, officers, directors, employees, attorneys, representatives and agents (each such Person being an “Indemnified Party”), from and against any and all actions, suits, investigations, losses, liabilities, damages, claims or expenses (including the fees and expenses of counsel) including in connection with seeking indemnification, whether joint or several (collectively, the “Liabilities”), related to, arising out of or in connection with the services contemplated by this Agreement or the engagement of the Consultant pursuant to, and the performance by the Consultant and any Consultant Affiliates of the services contemplated by this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding from which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company hereby agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise, or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability, without future obligation or prohibition on the part of the Indemnified Party, arising or that may arise out of such claim, action or proceeding, and does not contain an admission of guilt or liability on the part of the Indemnified Party. The Company will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party that is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The rights and obligations of an Indemnified Party to indemnification hereunder will be in addition to any other rights and remedies any such other Person may have under any other agreement or instrument to which each Indemnified Party is or becomes a party or is or otherwise becomes a beneficiary or under any law or regulation.

9.	CONFIDENTIALITY

No advice rendered by the Consultant or any Consultant Affiliate, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without the Consultant’s prior written consent. Unless otherwise required by applicable law or regulatory authority, all information provided hereunder (including the terms of this Agreement) by one party hereto (the “Disclosing Party”) to another party hereto (the “Receiving Party”) shall be confidential and shall not be disclosed to third parties without the prior written approval of the Disclosing Party, except where such information is at the time of the disclosure or thereafter becomes available (a) to the general public (other than as a result of its disclosure by the Receiving Party); or (b) to the Receiving Party on a non-confidential basis from a Person not bound by confidentiality obligations. The Receiving Party shall be responsible for any breach of the obligation set forth in this Section 9 by its affiliates, representatives and agents.

10.	INDEPENDENT CONTRACTOR

The Consultant, the Consultant Affiliates and their respective personnel shall, for purposes of this Agreement, be independent contractors with respect to the Company. The Consultant is not and, in providing the Consulting Services hereunder, will not hold itself out as an employee, agent or partner of the Company.

11.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed therein, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Subject to Section 12, any Dispute (as defined below) relating hereto shall be heard in the state or federal courts of or located in New York, New York, in the borough of Manhattan (a “Competent Court”), and the parties agree to jurisdiction and venue therein.

12.	ARBITRATION

Any dispute, controversy, or claim (each a “Dispute”) arising out of, resulting from, relating to, or in connection with this Agreement, including any Dispute regarding the validity or termination of this Agreement, or the performance or breach of any of the provisions of this Agreement, shall be resolved exclusively by arbitration, before a single arbitrator, in accordance with the rules and regulations of the American Arbitration Association or its legal successor in effect at the time of the arbitration. The arbitration award in any such arbitration may be confirmed by any Competent Court. Any such arbitration shall take place in Manhattan, New York. In the event of any such arbitration, the prevailing party shall be awarded its costs and reasonable attorney’s fees as part of the award, and the costs of the arbitration shall be borne by the parties on such equitable basis as the arbitrators shall determine. Except as may be required by applicable law, statute, rule, regulation, order, or decree, each party agrees to maintain confidentiality with respect to all aspects of this Agreement and any arbitration, including their existence, conduct, and results, except that nothing herein shall prevent a party from disclosing information regarding such arbitration for purposes of proceedings to enforce this clause, to enforce the award granted in such arbitration, or for purposes of seeking provisional remedies from a Competent Court. The parties further agree to obtain the agreement of the arbitral tribunal to preserve the confidentiality of the arbitration.

13.	WAIVER OF JURY TRIAL

EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING OUT OF, RESULTING FROM, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

14.	NOTICES

Except as otherwise specifically provided herein, notice given hereunder shall be deemed sufficient if delivered personally or sent by registered or certified mail to the address of the party for whom such notice is intended at the principal executive offices of such party or at such other address as such party may hereinafter specify by written notice to the other party or by e-mail or similar electronic delivery.

15.	ASSIGNMENT

No party hereto may assign any obligations hereunder to any other party without the prior written consent of the other parties (which consent shall not be unreasonably withheld); provided that the Consultant may, without the consent of the Company, assign its rights under this Agreement to any of its Consultant Affiliates.

16.	SUBSEQUENT SUBSIDIARIES

If at any time after the date upon which this Agreement is executed, the Company acquires or creates one or more subsidiary corporations or other entities (a “Subsequent Subsidiary”), the Company shall cause, or in the case of Subsequent Subsidiaries that are not direct or indirect subsidiaries of the Company, shall cause to the extent it is able, such Subsequent Subsidiary to be subject to this Agreement and all references herein to the Company shall be interpreted to include all Subsequent Subsidiaries.

17.	NO WAIVER

No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver by such party to the performance of any such covenant, duty, agreement, or condition or of any such breach. No waiver by any party of any breach of any provision of this Agreement shall be deemed a continuing waiver or a waiver of any preceding or succeeding breach of such provision or of any other provision herein contained.

18.	ENTIRE AGREEMENT

The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations, or warranties of any and every kind whatsoever, except as expressly set forth herein.

19.	THIRD PARTY BENEFICIARIES

Except as is otherwise provided herein, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns and not any other Person.

20.	SEVERABILITY

In the event that any provision of this Agreement shall be held to be void or unenforceable in whole or in part, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

21.	CONSTRUCTION

The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to “$” shall mean the lawful currency of the United States. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference to this Agreement or other documents herein shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. This Agreement was jointly prepared by the Company and the Consultant. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party hereto.

22.	COUNTERPARTS

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute one and the same agreement binding on all the parties hereto. Delivery of an executed signature page to this Agreement by customary means of electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually signed counterpart of this Agreement.

23.	DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Brokerage Services” means buying or selling securities for the Company or its Subsidiaries, including offers, purchases or placements of securities.

“Investment Advisory Services” means investment advice with respect to the value of securities or as to the advisability of investing in, purchasing, or selling securities.

“Person” means an individual, a corporation, limited liability company, association, partnership, joint venture, organization, business, trust, or any other entity or organization, including a government or any subdivision or agency thereof.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date first above written.

THE CONSULTANT:

FOCUS IMPACT PARTNERS, LLC

By	/s/ Carl Stanton
Name:	Carl Stanton
Title:	Partner

THE COMPANY:

XCF GLOBAL CAPITAL, INC.

By	/s/ Mihir Dange
Name:	Mihir Dange
Title:	CEO